DEPOSIT AGREEMENT

This Agreement is made as of February 3, 2006, between

A. O. SMITH CORPORATION, a corporation existing under the laws of the State of Delaware, U.S.A. (“Parent”),

and

VALLEYDENE CORPORATION LIMITED, a corporation existing under the laws of Ontario (“Valleydene”)

and

GARDINER GROUP CAPITAL LIMITED, a corporation existing under the laws of Ontario (“Gardiner” and, together with Valleydene, the “Sellers”)

RECITALS

A.	Parent and the Sellers entered into a letter agreement dated January 20, 2006 outlining the basis upon which Parent would be prepared to make an offer to acquire all of the outstanding Shares of GSW Inc. (“Company”).

B.	Parent intends to cause the Offeror to make the Offer.

C.	The Sellers beneficially own the Shares listed on Schedule B to this Agreement.

D.	As a condition to the willingness of Parent to cause the Offeror to make the Offer, the Sellers have agreed to enter into this Agreement.

Capitalized terms used but not defined in this Agreement have the meanings given to them in Schedule A.

FOR VALUE RECEIVED, the parties agree as follows:

SECTION 1 – COVENANTS OF THE SELLERS

1.1	Agreement to Tender

        (1)      Each Seller irrevocably and unconditionally agrees, on its own behalf and on behalf of any of its affiliates:

(a)	to accept the Offer by depositing, or causing to be deposited, free and clear of all Encumbrances, all of the Shares now or hereafter beneficially owned by such Seller in accordance with Section 1.1(2) and, in any event, not less than the number of Shares set forth opposite such Seller’s name on Schedule B hereto; and

(b)	not to withdraw, permit to be withdrawn or take any action to withdraw, the Shares of such Seller that are deposited under the Offer (notwithstanding any statutory or other rights under the terms of the Offer or otherwise which it may have); and

(c)	not to exercise any shareholder rights or remedies available at common law or pursuant to the CBCA or applicable securities Law to delay, hinder, frustrate or challenge the Offer or any statutory or other right to dissent and to seek fair value for any Shares.

        (2)      Each Seller also agrees, on its on behalf and on behalf of any of its affiliates:

(a)	within two business days of the mailing of the Offer Documents, to deposit or cause to be deposited with the Depositary all of the Shares that such Seller beneficially owns (or advise Parent in writing of its intention to make a valid Holdco Election in respect of all the Shares that such Seller beneficially owns pursuant to section 2.2) in accordance with the terms of the Offer;

(b)	if the Seller acquires directly or indirectly beneficial ownership of any additional Shares after the date on which the Seller deposits its Shares under subclause (a) above, to deposit or cause to be deposited with the Depositary, within two business days after the acquisition of those Shares (but not later than the Expiry Time), the additional Shares in accordance with the terms of the Offer (or advise Parent in writing of its intention to make a valid Holdco Election in respect of such Shares); and

(c)	to permit Parent and the Offeror to publish and disclose the nature and substance of its commitment under this Agreement in the Offer Documents and in any other filings required under applicable Law in connection with the Offer or the transactions contemplated under this Agreement or the Pre-Acquisition Agreement.

1.2	Additional Covenants of the Sellers

Each Seller agrees that:

(a)	it shall not, and it shall cause its Representatives not to, directly or indirectly,

(i)	take any action of any kind that may in any way reduce the likelihood of success of the Offer, the purchase of any Shares pursuant to the Offer or the completion of the Offer;

(ii)	solicit, encourage, facilitate the making of, or respond to (other than to decline) any inquiries or proposals regarding any Acquisition Proposal;

(iii)	encourage or participate in any discussions or negotiations regarding any Acquisition Proposal;

(iv)	make available any information with respect to Company or any of its subsidiaries in circumstances in which it knows, or ought reasonably to know, that such information will be used by the recipient in connection with, or in order to propose, make or evaluate the making of, any Acquisition Proposal;

(v)	agree to or enter into any Acquisition Proposal;

(vi)	request the board of directors or any committee thereof of Company to withdraw or modify in a manner adverse to Parent or the Offeror the approval and recommendation by the board of directors of the Offer, the Subsequent Acquisition Transaction or the Pre-Acquisition Agreement; or

(vii)	enter into any agreement, letter of intent or similar document contemplating or otherwise related to any Acquisition Proposal;

provided, however, that the foregoing shall not prevent any officer, director, employee, shareholder or affiliate of the Seller who is also a director or officer of Company or any of its subsidiaries from doing any act or thing that he or she properly is obliged to do in such capacity, so long as (a) he or she is acting as a director or officer of Company or any of its subsidiaries in accordance with applicable fiduciary duties when completing such act or thing and (b) doing such act or thing will not cause Company to violate any of the provisions of the Pre-Acquisition Agreement that apply to Company, its subsidiaries or affiliates or any of their respective Representatives.

For greater certainty, each Seller acknowledges that the proviso to this section 1.2(a) will not affect such Seller’s obligation to deposit (and not to withdraw) all of its Shares to the Offer pursuant to the terms of this Agreement.

The Sellers will immediately terminate, and cause to be terminated, any existing activities, discussions or negotiations with any persons with respect to any Acquisition Proposal. The Sellers will, subject to the above proviso, immediately notify Parent of any Acquisition Proposal, any inquiry or proposal with respect to any Acquisition Proposal, or any request for information relating to Company or any of its subsidiaries or for access to the properties, books or records of Company or any subsidiary by any person that it is considering making, or has made, an Acquisition Proposal. Such notice will include the terms and conditions of such Acquisition Proposal, inquiry, proposal or request. Such notice to Parent shall be made orally and in writing and shall indicate such details of the proposal, inquiry or contact as Parent may reasonably request, including the identity of the person making such proposal, inquiry or contact and the terms and conditions of such Acquisition Proposal, inquiry, proposal or request. The Sellers shall, subject to the above proviso, keep Parent informed of the status and general progress (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep Parent fully informed as to the details of any information requested of the Sellers.

The Sellers will ensure that their respective Representatives are aware of the provisions of this section 1.2(a) and will be jointly and severally responsible for any breach of this section 1.2(a) by any of their Representatives.

(b)	it will use its reasonable efforts to:

(i)	obtain all necessary consents, approvals and authorizations that are required to be obtained by such Seller under any contract or agreement or applicable Law with respect to this Agreement, the Pre-Acquisition Agreement or the Offer;

(ii)	at Parent’s sole cost and expense, lift or rescind any injunction or restraining order or other order adversely affecting such Seller’s ability to consummate the transactions contemplated hereby; and

(iii)	fulfill all conditions and satisfy all provisions of this Agreement, the Pre-Acquisition Agreement and the Offer applicable to such Seller;

provided, however, that the foregoing shall not prevent any officer, director, employee, shareholder or affiliate of the Seller who is also a director or officer of Company or any of its subsidiaries from doing any act or thing that he or she properly is obliged to do in such capacity so long as (a) he or she is acting as a director or officer of Company or any of its subsidiaries in accordance with applicable fiduciary duties when completing such act or thing and (b) doing such act or thing will not cause Company to violate any of the provisions of the Pre-Acquisition Agreement that apply to Company, its subsidiaries or affiliates or any of their respective Representatives;

(c)	it will exercise the voting rights attaching to all of the Shares that such Seller beneficially owns and otherwise use its reasonable efforts, in its capacity as a Shareholder, to act in favor of the execution and delivery by Company of the Pre-Acquisition Agreement and the approval of the terms thereof and each of the other actions contemplated by the Pre-Acquisition Agreement and this Agreement and any actions required in furtherance thereof and hereof;

(d)	it will not take any action of any kind that may prevent or delay the take up and payment of the Shares deposited under the Offer, reduce the likelihood of success of or prevent or delay the completion of the Offer, and promptly upon any reasonable request, it shall assist Parent and the Offeror by providing any information reasonably required for Parent and the Offeror to secure regulatory approvals, or make filings under applicable securities Laws, in respect of the completion of the Offer; provided, however, that the foregoing shall not prevent any officer, director, employee, shareholder or affiliate of the Seller who is also a director or officer of Company or any of its subsidiaries from doing any act or thing that he or she properly is obliged to do in such capacity so long as (a) he or she is acting as a director or officer of Company or any of its subsidiaries in accordance with applicable fiduciary duties when completing such act or thing and (b) doing such act or thing will not cause Company to violate any of the provisions of the Pre-Acquisition Agreement that apply to Company, its subsidiaries or affiliates or any of their respective Representatives;

(e)	it will not grant or agree to grant any proxy or other right to any Shares or enter into any voting trust, vote pooling or other agreement, arrangement or understanding with respect to the right to vote, call meetings of the Shareholders or give consents or approvals of any kind with respect to any Shares;

(f)	it will not sell, transfer, pledge, convey, grant a security interest in, hypothecate or otherwise encumber in any way any Shares or relinquish or modify such Seller’s right to vote any Shares or any other securities of Company or agree to do any of the foregoing other than as contemplated under this Agreement;

(g)	it will provide Parent with an opportunity to review in advance and consent (acting reasonably) to the inclusion of information relating to Parent or the Offeror that will appear in any filing made by such Seller with, or written materials submitted by such Seller to, any third party or Governmental Authority in connection with the Offer;

(h)	it will promptly advise the Offeror orally and in writing of any actual or potential event, condition, change or development with respect to Company or its subsidiaries that becomes known to it and that could reasonably be expected to cause the conditions to the Offer not to be satisfied; provided, however, that the foregoing shall not prevent any officer, director, employee, shareholder or affiliate of the Seller who is also a director or officer of Company or any of its subsidiaries from doing any act or thing that he or she properly is obliged to do in such capacity so long as (a) he or she is acting as a director or officer of Company or any of its subsidiaries in accordance with applicable fiduciary duties when completing such act or thing and (b) doing such act or thing will not cause Company to violate any of the provisions of the Pre-Acquisition Agreement that apply to Company, its subsidiaries or affiliates or any of their respective Representatives;

(i)	it will not grant an option over any of its Shares or any right or interest therein (legal or equitable) held by it to any person;

(j)	it will take all steps that are required to ensure that, at the time at which the Offeror becomes entitled to take up and pay for Shares pursuant to the Offer, and at the time at which the Offeror so takes up and pays for such Shares, all Shares held by such Seller will be owned beneficially and of record by such Seller with a good and marketable title thereto, free and clear of any and all Encumbrances, subject to such Seller’s right to make a Holdco Election pursuant to section 2.2;

(k)	it shall take all such steps as are required to ensure that the representations and warranties in section 3.1 are true and correct (or, if not already qualified by a materiality concept, true and correct in all material respects) at all times;

(l)	it will deliver a certificate to Parent and the Offeror confirming that the representations and warranties of the Sellers in this Agreement were, as of the date made, and are on the date the Offer Documents are mailed pursuant to the Pre-Acquisition Agreement, true and correct (or, if not already qualified by a materiality concept, true and correct in all material respects) and that the Sellers have complied with the covenants contained in this Agreement;

(m)	it will deliver a certificate to Parent and the Offeror confirming that the representations and warranties of the Sellers in this Agreement were, as of the date made, and are, at the time immediately prior to the Expiry Time, true and correct (or, if not already qualified by a materiality concept, true and correct in all material respects) and that the Sellers have observed and performed their covenants in this Agreement in all material respects;

(n)	in the event that the Offeror takes-up and pays for Shares deposited under the Offer, and if any shareholder, director, officer, employee or agent of any Seller is a director of Company, then such Seller shall cooperate with Parent and the Offeror to provide for an orderly transition of control, which cooperation shall include causing such shareholder, director, officer, employee or agent to resign as a director of Company and taking all actions that Parent or the Offeror reasonably determines are necessary or desirable to facilitate the appointment of the Offeror’s nominees as directors of Company as contemplated by the Pre-Acquisition Agreement; provided, however, that the foregoing shall not prevent any officer, director, employee, shareholder or affiliate of the Seller who is also a director or officer of Company or any of its subsidiaries from doing any act or thing that he or she properly is obliged to do in such capacity so long as (a) he or she is acting as a director or officer of Company or any of its subsidiaries in accordance with applicable fiduciary duties when completing such act or thing and (b) doing such act or thing will not cause Company to violate any of the provisions of the Pre-Acquisition Agreement that apply to Company, its subsidiaries or affiliates or any of their respective Representatives;

(o)	it shall not request, and it shall cause its affiliates not to request, that Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement; and

(p)	it shall not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to Shares pursuant to this Agreement by selling any direct or indirect holding company or granting a proxy on the shares or other equity interests of any direct or indirect holding company in any way that would have, indirectly, any effect prohibited by this Agreement.

SECTION 2 – COVENANTS OF PARENT

2.1	The Offer

        (1)      Parent will cause the Offeror to make the Offer in accordance with the terms and conditions set forth the Pre-Acquisition Agreement.

        (2)      Parent will also comply with its obligations under the Pre-Acquisition Agreement.

2.2	Holdco Alternative

        Parent agrees that the Offer will provide that the Shareholders may make a Holdco Election in accordance with Section 1.2 of the Pre-Acquisition Agreement.

SECTION 3 – REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Sellers

        Each Seller represents and warrants to Parent and the Offeror as follows and acknowledges that Parent and the Offeror are relying upon such representations and warranties in connection with the entering into of this Agreement and the Pre-Acquisition Agreement, the making of the Offer and the purchase by the Offeror of the Seller’s Shares:

(a)	the Seller is the beneficial owner of the Shares listed on Schedule B beside the Seller’s name, and such Shares are the only securities of Company owned directly or indirectly, beneficially or otherwise, by the Seller;

(b)	other than as contemplated in this Agreement in connection with the Offer, the Seller has the sole right to sell, assign, transfer and otherwise dispose of and vote, the Shares beneficially owned as at the date of this Agreement or hereafter acquired by it, and such Shares are, and will be at the time at which the Offeror takes up and pays for such Shares, beneficially owned by the Seller with good and marketable title thereto, free and clear of any and all Encumbrances and are and will at such time be issued and outstanding as fully paid and non-assessable shares in the capital of Company;

(c)	no person has any agreement or option, or any right or privilege (whether by Law, pre-emptive, contractual or otherwise) capable of becoming an agreement or option, for the purchase, acquisition or transfer from the Seller of any of the Shares owned by it or any interest therein or right thereto, except the Offeror pursuant hereto;

(d)	the execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated by this Agreement have been duly authorized by the board of directors of the Seller, and no other proceedings on the part of the Seller are necessary to authorize this Agreement;

(e)	none of the execution and delivery by the Seller of this Agreement or the completion of the transactions contemplated under the terms of this Agreement or the compliance by such Seller with its obligations under the terms of this Agreement will result in a breach of:

(i)	the constating documents of the Seller;

(ii)	any agreement or instrument to which such Seller is a party or by which such Seller or any of its property or assets are bound, including, any investor rights agreement;

(iii)	any judgment, decree, order or award of any court, Governmental Authority or arbitrator; or

(iv)	any applicable Law;

(f)	no consent, approval or exemption from or registration or filing with any Governmental Authority is required to be obtained or made by such Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated under the terms of this Agreement except for reports required to be filed under applicable securities Laws;

(g)	the Seller is a validly existing corporation and has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under the terms of this Agreement;

(h)	this Agreement has been duly authorized, executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms;

(i)	the Seller has no agreement or option, or right or privilege (whether by Law, pre-emptive, contractual or otherwise) capable of becoming an agreement or option, for the purchase or acquisition by such Seller or transfer to such Seller of additional securities of Company, including any stock options or warrants of Company;

(j)	the Seller is not a party to any shareholder, pooling, voting trust or other similar agreement or arrangement relating to the issued and outstanding Shares or any securities of its subsidiaries;

(k)	the Seller has no indebtedness, liability or obligation to Company or any claims against Company, and Company is not indebted or otherwise obligated to such Seller; and

(l)	the Seller will not have any claim against Company or any of its subsidiaries by reason of the entering into of this Agreement.

3.2	Representations and Warranties of Parent

        Parent represents and warrants to Sellers as follows and acknowledges that the Sellers are relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Parent is a corporation validly existing under the laws of the State of Delaware;

(b)	the Offeror will, at the time of the Offer, be a corporation duly incorporated and organized and validly existing under the CBCA;

(c)	Parent has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement;

(d)	the Offeror will, at the time of the Offer, have the requisite corporate power and authority to make the Offer and perform its obligations contemplated under the Offer and the terms of this Agreement;

(e)	the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly authorized by the board of directors of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement;

(f)	this Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms;

(g)	none of the execution and delivery by Parent of this Agreement or the completion of the transactions contemplated under the terms of this Agreement or the compliance by Parent with its obligations under the terms of this Agreement will result in a breach of:

(i)	the constating documents of Parent;

(ii)	any agreement or instrument to which Parent is a party or by which Parent or any of its property or assets are bound;

(iii)	any judgment, decree, order or award of any court, Governmental Authority or arbitrator; or

(iv)	any applicable Law;

(h)	no consent, approval or exemption from or registration or filing with any Governmental Authority is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated under the terms of this Agreement except for reports required to be filed under applicable securities Laws and those relating to the organization of the Offeror; and

(i)	as at February 23, 2006, Parent and the Offeror shall have provided evidence satisfactory to Company acting reasonably that Parent has binding commitments in place to ensure that the required funds are available to effect payment in full by the Offeror for all of the Shares subject to the Offer as at that date and continuing to the time the Offer is first commenced within the meaning of applicable securities Laws, and Parent and the Offeror have provided to Company on or before this Agreement was executed and delivered documentation, which Company advised was satisfactory to it, giving comfort regarding such binding commitments.

SECTION 4 – TERMINATION AND AMENDMENT

4.1	Termination

        (1)      This Agreement may be terminated at any time prior to the time that the Offeror takes up and pays for Shares under the Offer:

(a)	by mutual written consent of Parent and the Sellers;

(b)	by the Sellers if:

(i)	the Offeror has not mailed the Offer Documents on or before the Outside Mailing Date in accordance with the Pre-Acquisition Agreement;

(ii)	the Offeror has not taken up Shares deposited under the Offer immediately following the Expiry Time and has not paid for Shares taken up under the Offer within one business day following the Expiry Time; provided that, if the take up and payment by the Offeror for Shares deposited under the Offer is delayed by the failure to satisfy the condition set out in paragraph (b), as a result of any decree or order, or paragraph (c) of the conditions of the Offer as set out in Schedule B-2 of the Pre-Acquisition Agreement, then this Agreement shall not be terminated by Sellers pursuant to this section 4.1(1)(b)(ii) until the earlier of: (A) 60days after the Expiry Time and (B) the third business day following the date on which such condition is satisfied; or

(iii)	all of the following shall have occurred: (A) Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, (B) such breach or failure to perform will result or has resulted in a material adverse effect on Parent’s ability to perform its obligations hereunder and (C) such breach or failure to perform is incapable of being cured by Parent prior to the Expiry Time or, if such breach or failure to perform is capable of being cured by Parent prior to the Expiry Time, Parent shall not have been cured such breach or failure to perform within fifteen (15) days after the Sellers provide Parent with written notice thereof (but no later than the Expiry Time);

and provided that the Sellers may not terminate this Agreement on the basis of the foregoing if the event giving rise to the termination right shall have been caused by the failure by either Seller to perform any of its obligations under this Agreement or the breach of any representation or warranty made by either Seller in this Agreement;

(c)	by Parent if:

(i)	the Pre-Acquisition Agreement is terminated in accordance with its terms;

(ii)	the conditions to making the Offer as set out in Schedule B-1 of the Pre-Acquisition Agreement are not satisfied or waived by Parent on or before the Outside Mailing Date;

(iii)	the conditions of the Offer as set out in Schedule B-2 of the Pre-Acquisition Agreement and as set out in the Offer Documents are not satisfied or waived by the Offeror at or before the Expiry Time;

(iv)	a Seller is in default of any material covenant or obligation under this Agreement; or

(v)	any representation or warranty of a Seller under this Agreement shall have been as at the date made in accordance with the terms of this Agreement untrue or incorrect in any material respect;

and provided that Parent may not terminate this Agreement on the basis of the foregoing if the event giving rise to the termination right shall have been caused by Parent’s failure to perform any of its obligations under this Agreement or the breach of any representation or warranty made by Parent in this Agreement.

        (2)      If this Agreement is terminated as provided in this section 4.1, this Agreement shall forthwith become void and there shall be no liability on the part of Parent or the Sellers and the Sellers shall be entitled to withdraw their Shares deposited under the Offer and Parent may cause the Offeror to terminate or withdraw the Offer, in each case, without any liability or further obligation. Nothing contained in this section 4.1 shall:

(a)	relieve any party from liability for the breach of any provision of this Agreement prior to the termination hereof; or

(b)	prejudice the rights of a party as a result of breach by the other party of its obligations under this Agreement (including any breach of the representations and warranties contained in this Agreement) or impair the right of any party to compel specific performance by any other party of its obligations to consummate the transactions contemplated hereby.

4.2	Amendment

        This Agreement may only be amended by written agreement of the parties.

SECTION 5 – GENERAL

5.1	Public Disclosure

        So long as this Agreement is in effect, Parent and Sellers shall consult with each other before issuing, and provide each other with a reasonable opportunity to review and comment upon, any press release or other public announcement with respect to the Offer or the Subsequent Acquisition Transaction (including a press release announcing the entering into of this Agreement), and none of the Sellers or Parent shall issue, or permit their respective affiliates or their Representatives to issue, any such press release or public announcement prior to such consultation, except as such release or announcement may, in the judgment of the releasing party, be required by the Laws of the United States or Canada or any state or province thereof or the rules or regulations of the Toronto Stock Exchange or the New York Stock Exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

5.2	Treatment of Sellers

        The Sellers hereby:

(a)	confirm that the entering into of this Agreement was a condition imposed by Parent and the Offeror to proceeding with the Offer; and

(b)	consent to being treated, and confirm that they will support their treatment, as part of the minority for purposes of the minority approval requirement under Rule 61-501 of the Ontario Securities Commission (or equivalent provisions in other jurisdictions) in any regulatory or court proceedings.

5.3	Advisors

        Each of the parties represents and warrants to the other that no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or to the reimbursement of any of its expenses or any similar arrangements in connection with the Offer or any other transaction contemplated under this Agreement.

5.4	Assignment

        This Agreement is not assignable by any party.

5.5	Binding Effect

        This Agreement is binding upon and will enure to the benefit of and be enforceable by the parties and their respective successors.

5.6	Expenses

        Parent will pay its own expenses incurred in connection with this Agreement and the completion of the transactions contemplated under this Agreement. Parent acknowledges that Company may pay Sellers’ expenses incurred in connection with this Agreement and the completion of the transactions contemplated under this Agreement.

5.7	Time

        Time is of the essence of this Agreement in each and every matter or thing herein provided.

5.8	Notices

        Any written notice or other communications required or permitted to be given hereunder will be sufficiently given if delivered in person or if sent by fax, email or other electronic means (provided such transmission is recorded as being transmitted successfully and sender shall bear the burden of proof of delivery):

(a)	in the case of Parent as follows:

A. O. Smith Corporation 11270 West Park Place Milwaukee, WI 53224-9508

Fax No.: (414) 359-4143 Attention: W. David Romoser Email: dromoser@aosmith.com with a copy (which shall not constitute notice to Parent) to:

Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202-5367

Fax No.: (414) 297-4998 Attention: Patrick G. Quick Email: pgquick@foley.com

and

McMillan Binch Mendelsohn LLP BCE Place, Bay Wellington Tower 181 Bay Street Suite 4400 Toronto, ON M5J 2T3

Fax No.: (416) 865-7048 Attention: Sean Farrell Email: sean.farrell@mcmbm.com

(b)	in the case of Sellers, as follows:

Valleydene Corporation Limited Suite 1903, 20 Eglinton Avenue West Toronto, ON M4R 1K8 Fax No.: (416) 489-1476 Attention: John Barford Email: jbarford@gsw.ca

and

Gardiner Group Capital Limited Standard Life Centre Suite 1770, 121 King Street West Toronto, ON M5H 3T9

Fax No.: (416) 947-0834 Attention: Edward Kukiel Email: ekukiel@garbel.on.ca with a copy (which shall not constitute notice to Sellers) to:

Torys LLP Suite 3000 79 Wellington Street West TD Centre Toronto, ON M5K 1N2

Fax No.: (416) 865-7380 Attention: Sharon Geraghty Email: sgeraghty@torys.com or at such other address as the party to which such notice or other communication is to be given has last notified the other party giving same in the manner provided by this section 5.8 and, if so given, the same shall be deemed to have been received on the date of such delivery or sending thereof if sent or delivered during normal business hours on a business day at the place of receipt and, otherwise, on the next following business day (provided that if sent by fax such transmission is recorded as being transmitted successfully).

5.9	Governing Law

        This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties hereby irrevocably attorn to the federal jurisdiction of the courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

5.10	Injunctive Relief

        The parties agree that the remedy at law for any breach of the provisions of this Agreement will be inadequate and any aggrieved party, on any application to a court, will be entitled to temporary and permanent injunctive relief, specific performance and any other equitable relief against the party in breach of the provisions of this Agreement. The specific remedies contemplated in this section 5.10 are in addition to and without prejudice to any other remedy to which the party may be entitled under this Agreement, at law or in equity.

5.11	Currency

        Except as may be expressly indicated otherwise, all sums of money referred to in this Agreement are expressed and will be payable in Canadian dollars.

5.12	Entire Agreement

        This Agreement and the documents referred to herein constitute the entire obligation of the parties with respect to the subject matter hereof and will supersede any prior expression of intent or understandings with respect to the subject matter hereof and will supersede any prior expression of intent or understandings with respect to the transactions contemplated hereby.

5.13	Further Assurances

        Each party will, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as will be reasonably required in order to fully perform and carry out the terms and intent hereof.

5.14	Defence of Proceedings

        If any legal proceedings are brought against any of the parties challenging this Agreement or the Offer or any other transaction contemplated by this Agreement:

(a)	each of the parties shall, and shall cause its Representatives to, at Parent’s sole cost and expense, co-operate with the other parties in the defence of such proceeding, including, in the case of the Sellers, providing evidence and testimony with respect to the background to and the nature of the negotiations between Parent and Sellers preceding the execution of this Agreement and the reasons for the Sellers’ pursuit of the transaction evidenced hereby and the entering into of this Agreement; and

(b)	none of the parties shall settle or compromise (or permit any of its Representatives to compromise or settle) such proceedings without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

5.15	Waiver and Modifications

        Any party may waive or consent to the modification of any of the obligations herein contained for its benefit. Any such waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing and executed by the party or parties granting such waiver or consent.

5.16	Schedules

        The following are the schedules to this Agreement:

Schedule A - Definitions Schedule B - Share Ownership

5.17	Severability

        Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction, and any such provision, to the extent invalid or unenforceable, will be replaced by a valid and enforceable provision that comes closest to the intention of the parties underlying such invalid or unenforceable provision.

5.18	No Third Party Beneficiaries

        Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person other than the parties hereto and the Offeror and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

5.19	Construction

        In this Agreement:

(a)	words denoting the singular include the plural and vice versa, and words denoting any gender include all genders;

(b)	the word “including” means “including without limitation”;

(c)	any reference to any statute will mean the statute in force, as amended from time to time, and any regulation in force thereunder, unless otherwise expressly provided;

(d)	the use of headings is for convenience of reference only and will not affect the construction of this Agreement;

(e)	when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period will be excluded; and

(f)	any tender of documents or money under this Agreement may be made upon the parties or their respective counsel.

5.20	Counterparts

        This Agreement may be signed in any number of counterparts (by facsimile or otherwise), each of which will be deemed to be original and all of which, when taken together, will be deemed to constitute one and the same instrument. It will not be necessary in making proof of this Agreement to produce more than one counterpart.

The parties have executed this Agreement.

A. O. SMITH CORPORATION
By: /s/ Paul W. Jones
Name: Paul W. Jones
Title: Chairman & Chief Executive Officer
VALLEYDENE CORPORATION LIMITED
By: /s/ J.A. Barford
Name: J.A. Barford
Title: President
GARDINER GROUP CAPITAL LIMITED
By: /s/ Edward A. Kukiel
Name: Edward A. Kukiel
Title: President & CEO
By: /s/ Muriel A. Simpson
Name: Muriel A. Simpson
Title: VP Finance & Treasurer

Schedule A – Definitions

Acquisition Proposal has the meaning given to such term in the Pre-Acquisition Agreement.

affiliate means, with respect to a specified person, any person that controls, is controlled by or is under common control with such specified person. For this purpose, the term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of securities, by contract or by any other means. However, neither Company nor its subsidiaries shall be considered affiliates of either Seller.

Agreement means this Deposit Agreement dated February 3, 2006 between Parent and the Sellers, including the recitals and schedules hereto, as amended, supplemented or restated from time to time.

associate has the meaning given to such term in the Securities Act (Ontario).

beneficial ownership has the meaning given to such term in the Securities Act (Ontario).

business day means a day (other than a Saturday or a Sunday) on which banks are open for business in Toronto, Ontario.

CBCA means the Canada Business Corporations Act.

Company means GSW Inc.

Depositary means the depositary for the Offer, who will be Company’s registrar and transfer agent.

Encumbrance means any security interest, pledge, mortgage, option, lien (including environmental or tax liens), assessment, lease, charge, encumbrance, adverse claim, preferential arrangement, condition, equitable interest, right of first refusal or restriction of any kind, , including any (a) shareholders’ agreement, voting trust, proxy, power of attorney or similar instrument affecting the shares of Company or any subsidiary and (b) restriction affecting the ability of any holder of the shares of Company or any Subsidiary to exercise all ownership rights thereto.

Expiry Time means the expiry time of the Offer as contemplated in the Pre-Acquisition Agreement.

Governmental Authority means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

Holdco, Holdco Election and Holdco Shareholders have the meanings given to such terms in the Pre-Acquisition Agreement.

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Laws, in respect of any person, property, transaction or event, means all present and future laws, statutes, regulations, treaties, judgments and decrees applicable to that person, property, transaction or event and, whether or not having the force of law, all applicable requirements, requests, official directives, rules, consents, approvals, authorizations, guidelines, orders and policies of any Governmental Authority having or purporting to have authority over that person, property, transaction or event.

Offer means an offer to all of the Shareholders to acquire all of the outstanding Shares upon the terms and subject to the conditions contained in the Pre-Acquisition Agreement.

Offer Documents has the meaning given to such term in the Pre-Acquisition Agreement.

Offeror means a direct or indirect wholly-owned subsidiary of Parent to be incorporated under the CBCA.

Outside Mailing Date has the meaning given to such term in the Pre-Acquisition Agreement.

Parent means A. O. Smith Corporation.

person means and includes any individual, sole proprietorship, partnership, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, a trustee, executor, administrator or other legal representative and any Governmental Authority or any agency or instrumentality thereof.

Pre-Acquisition Agreement means the Pre-Acquisition agreement dated February 3, 2006 between Parent and Company with respect to the Offer.

Representatives as to any person means the person’s affiliates and the directors, officers, employees, consultants, representatives and other agents, including investment bankers, attorneys and accountants, of the person and its affiliates.

Sellers means Valleydene Corporation Limited and Gardiner Group Capital Limited and Seller means either of them.

Shareholders means holders of Shares.

Shares means Class A common shares and Class B subordinate voting shares in the capital of Company, including all Class A common shares and Class B subordinate voting shares acquired in any capacity by means of purchase, dividend, distribution, exercise of warrants, options or other rights to acquire any such common shares or subordinate voting shares or in any other way.

Subsequent Acquisition Transaction means an amalgamation, statutory arrangement or other transaction by which the Offeror may acquire Shares not deposited pursuant to the Offer in accordance with applicable Law.

subsidiary has the meaning given to such term in the Securities Act (Ontario).

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Schedule B – Share Ownership

	Class A Common Shares	Class B Subordinate Voting Shares
Valleydene Corporation Limited	494,546	950,690

Gardiner Group Capital Limited	13,986	1,072,466

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